EXHIBIT 5.1

October 19, 2012

Unigene Laboratories, Inc.
81 Fulton Street
Boonton, New Jersey 07005

Re: Unigene Laboratories, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Unigene Laboratories, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of up to 161,739,676 shares of the Company's common stock, par value $.01 per share (“Common Stock”), by Victory Park Credit Opportunities L.P., VPC Fund II, L.P., VPC Intermediate Fund II (Cayman) L.P., and Victory Park Credit Opportunities Intermediate Fund, L.P. (the “Selling Stockholders”), consisting of (i) up to 8,645,814 shares of Common Stock owned of record by the Selling Stockholders, comprised of 1,500,000 shares issued by the Company pursuant to the Financing Agreement, dated September 30, 2008, by and among the Company, the Victory Park Credit Opportunities Master Fund, Ltd., Victory Park Special Situations Master Fund, Ltd. (“Special Situation Fund”), and Victory Park Management, LLC (“Victory Park”), as agent (the “Original Shares”), 300,000 shares issued by the Company in exchange for the surrender of a warrant to purchase 1,000,000 shares pursuant to the Warrant Exchange Agreement, dated October 19, 2009, by and between the Company and Special Situation Fund (the “Exchange Shares”, and together with the Original Shares, the “Shares”) and 6,845,814 shares purchased by the Selling Stockholders (and/or their affiliates, and subsequently transferred to the Selling Stockholders) in open market transactions and privately negotiated transactions (the “Other Shares”); and (ii) 153,093,862 shares of Common Stock that will be issuable to the Selling Stockholders upon the conversion (the “Conversion Shares”) of senior secured convertible notes (the “Notes”) issued to the Selling Stockholders pursuant to the Forbearance and First Amendment to Amended and Restated Financing Agreement, dated September 21, 2012, by and among the Company, the Selling Stockholders and Victory Park, as administrative agent and collateral agent.  This opinion letter is being furnished to the Company in accordance with the requirements of Section 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares, the Other Shares and the Conversion Shares.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement (including those incorporated by reference therein) are true and correct as to all factual matters stated therein.  As to certain addition factual matters related to this opinion letter, we have relied upon the certificate of an officer of the Company.  In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Based on the foregoing, (i) subject to and in reliance upon the accuracy and completeness of the information relevant thereto provided to us and (ii) subject to the assumptions and qualifications set forth herein, we are of the opinion that (a) the Shares are validly issued, fully paid and non-assessable; (b) to our knowledge, the Other Shares are validly issued, fully paid and non-assessable; and (c) the Conversion Shares have been duly authorized for issuance, and when issued and delivered by the Company to the Selling Stockholder upon conversion as provided in the Notes, the Conversion Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.  As used herein, the “General Corporation Law of the State of Delaware” includes applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to this firm under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Commission.

Very truly yours,

/s/  REED SMITH LLP